DATED THIS 19 DAY OF SEPTEMBER 2025

CHYAU FWU DEVELOPMENT (SINGAPORE) PTE LTD

AND

FAST TRACK EVENTS PTE. LTD.

L E A S E

OAKS LEGAL LLC
160 ROBINSON ROAD
#25-07 SBF CENTER
SINGAPORE 068914
TEL: +65 6322 3831
FAX: +65 6322 3731

LEASE

THIS LEASE is made the 19 day of September Two Thousand and Twenty-Five (2025) between:

CHYAU FWU DEVELOPMENT (SINGAPORE) PTE LTD a company incorporated in the Republic of Singapore (Company Registration No. 199701613W) and having its registered office at No. 600 North Bridge Road #11-09, Parkview Square, Singapore 188778 (hereinafter called "the Landlord") of the one part; and **FAST TRACK EVENTS PTE. LTD.**, a company incorporated in the Republic of Singapore (Company Registration No. **201205788D**) and having its registered office at **12 MOHAMED SULTAN ROAD #04-01 ACORN SINGAPORE 238961** (hereinafter called "the Tenant") of the other part.

WHEREAS:

(1) The Landlord is the lessee of all that piece of land (hereinafter called "the Land") known as Lot 1036P of Town Subdivision 13 and situated in the Republic of Singapore known as **Parkview Square**, for a term of 99 years computed from 18 July 1997.

(2) The Landlord has developed on the Land, the BUILDING (as hereinafter defined) comprising inter alia, a 24 storey Office Tower.

NOW IT IS HEREBY WITNESSETH as follows:

1. Definitions

In this Agreement:

1(1) "BUILDING" shall mean the building(s), including the COMMON AREA thereof, with units therein for offices and car-parking facilities, erected on all that piece of land known as Lot 1036P of Town Subdivision 13 and situated in the Republic of Singapore known as "PARKVIEW SQUARE" and where the context permits shall refer to any part thereof.

1(2) "COMMON AREA" shall mean all those parts of the BUILDING defined to be "common property" under the Land Titles (Strata) Act 1967 and, until the BUILDING is subdivided under such Act, all those parts of the BUILDING which would be "common property" if the BUILDING had been subdivided under such Act, and any part thereof.

1(3) "MANAGEMENT CORPORATION" shall mean the management corporation of the BUILDING (if any) constituted or to be constituted under the Land Titles (Strata) Act 1967.

1(4) "PIPES" shall mean all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues shafts and all other conducting media including any fixings louvers cowls and any other ancillary apparatus.

1(5) "RENTS" shall mean all payments to be made by the Tenant to the Landlord pursuant to the provisions of this Lease including but not limited to the RENT, service charges, GST (as hereinafter defined), the Taxes (as hereinafter defined) and property tax (if any).

2. Interpretation

2(1) The expression "the Landlord" wherever the context so admits include its assigns successors-in-title and the person for the time being entitled to the reversion immediately expectant on the determination of the TERM.

2(2) The expression "the Tenant" wherever the context so admits include, if the Tenant is an individual, his personal representatives and permitted assigns, or if the Tenant is a company, its successors-in-title and permitted assigns.

2(3) In these presents where there are two or more tenants, the expression "the Tenant" shall be read as "the Tenants" and all provisions expressed to be made by "the Tenant" shall be deemed to be made jointly and severally by the parties who are the tenants herein.

2(4) References to any statute or other written law include any amendment thereto or re-enactment thereof from time to time.

2(5) Words importing the gender include all other genders and words importing the singular include the plural and vice versa.

2(6) References to "the PREMISES" in the absence of any provision to the contrary include any part of the PREMISES.

2(7) Any provision by the Tenant not to do an act or thing shall be deemed to include an obligation to use best endeavours not to permit or suffer such act or thing to be done by another person.

2(8) References to "consent of the Landlord" or words to

similar effect mean a consent in writing signed by or on behalf of the Landlord and to "approved" and "authorised" or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the Landlord.

2(9) The terms "the parties" or "party" mean the Landlord and/or the Tenant as the context requires.

2(10) References in this Lease to any clause, sub-clause or schedule without further designation shall be construed as a reference to the clause, sub-clause or schedule to this Lease so numbered.

2(11) The clause paragraph and schedule headings and the table of contents do not form part of this Lease and shall not be taken into account in its construction or interpretation.

2(12) The schedules form part of this Lease and shall be given effect thereto in the same manner as if the provisions thereof had been embodied in this Lease itself.

2(13) The illegality, invalidity or unenforceability of any provision of this Lease shall not affect the legality, validity or enforceability of any other provisions of this Lease.

2(14) In the event that the BUILDING is strata subdivided:

2(14)(a) references to any right of the Landlord to have access to the PREMISES shall be construed as extended to the MANAGEMENT CORPORATION and to all persons authorised by the Landlord and the MANAGEMENT CORPORATION, where applicable; and

2(14)(b) any provision referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of the MANAGEMENT CORPORATION, where the subject matter of the proposed consent or approval requires the consent or approval of the MANAGEMENT CORPORATION.

3. Demise of Premises

3(1) Together with the rights specified in the Second Schedule hereto but Excepting and Reserving to the Landlord the rights specified in the Third Schedule hereto and subject to all rights easements privileges restrictions covenants and stipulations of whatever nature affecting the

PREMISES, the Landlord demises to the Tenant ALL THOSE premises (herein referred to as the "PREMISES") on the **Twenty-fourth (24th)** storey of the BUILDING containing a floor area (hereinafter referred to as the "FLOOR AREA") of approximately **1,518** square feet which is delineated in red on the plan annexed hereto and known as Unit **#24-01** PARKVIEW SQUARE Singapore To Hold the PREMISES unto the Tenant for the term of **Three (3)** years commencing on **25th November 2025** and expiring on **24th November 2028** (herein referred to as the "TERM") Yielding and Paying to the Landlord during the TERM monthly rent (herein referred to as the "RENT") of **S$14,085.00** which shall be inclusive of all service charges for the Landlord's services provided in respect of the common areas in the BUILDING and/or centrally controlled services provided to the PREMISES unless otherwise stated in this Lease ("service charges").

Solely for the purposes of calculating the RENT and GST thereon due to the Landlord under this Lease, **47** square feet of the common corridor shall be added to the FLOOR AREA. For the avoidance of doubt, notwithstanding that the area of **47** square feet of the common corridor is attributed to the FLOOR AREA for the purposes of calculating the RENT due to the Landlord under this Lease, nothing in this Lease shall confer any rights of use in respect of such corridor space so attributed unless expressly stated otherwise in this Lease, nor shall the Tenant be entitled to exclusive possession or any other exclusive rights or interests in relation to such corridor space.

3(2) In addition to the RENT, the Tenant shall also pay to or indemnify the Landlord for the payment of any applicable goods and services tax (herein referred to as "GST"), imposition, duty and levy whatsoever (herein collectively referred to as "the Taxes") which may from time to time be imposed and charged by the relevant authority and calculated at the rate(s) as may be imposed or charged by the relevant authority from time to time on the total of the RENT (but excluding taxes imposed on the Landlord's income). Provided always that the GST and/or the Taxes shall be increased accordingly if the RENT is increased.

3(3) If the Landlord or the Tenant (or any person on their behalf) is required by law in Singapore or any other relevant jurisdiction to make any deduction or withholding or to make any payment on account of the Taxes from or calculated by reference to the RENTS (or any part thereof):

3(3)(i) the Tenant shall pay, without requiring any notice from the Landlord all the Taxes for its own account (if the liability to pay is imposed on the Tenant), or on behalf of and in the name of the Landlord (if the liability to pay is imposed on the Landlord) on receipt of written notice from the Landlord, and without prejudice to the foregoing, if the law requires the Landlord to collect and to account for the Taxes, the Tenant shall pay the Taxes to the Landlord (which shall be in addition to the Tenant's liability to pay the RENTS) on receipt of written notice from the Landlord; and

3(3)(ii) the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required on account of the Taxes, shall be increased to the extent necessary to ensure that after the making of the aforesaid deduction, withholding or payment, the Landlord or any person or persons to whom such sum is to be paid, receives on due date and retains (free from any liability in respect of any such deduction, withholding or the Taxes) a net sum equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

The rights of the Landlord under this clause shall be in addition and without prejudice to any other rights or powers of the Landlord under any applicable order or directive of the relevant authority or any relevant law or regulation, to recover from the Tenant the amount of the Taxes which may be or is to be paid or borne by the Landlord.

The Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord arising from any claim, demand, proceeding or action that may be made or instituted by the relevant authority in respect of the Taxes and resulting from any failure or delay on the part of the Tenant in the payment and discharge of any of the Taxes.

3(4) The RENT, service charges (if any) and GST thereon shall be payable:

3(4)(i) without any deductions, set-off or demand;

3(4)(ii) without any abatement by reason of any claim by the Tenant against the Landlord

whether for non-performance or breach of the Landlord's obligation hereunder or otherwise; and

3(4)(iii) by monthly payments in advance on the first day of each month and proportionately for any period of less than a month. The first of such payment, being a proportionate sum in respect of the period from and including the date of commencement of the TERM to and including the last day of the month in which the TERM commenced, shall be made on the commencement date of the TERM and the subsequent monthly payment shall be made on the first day of the following month.

3A. Rent Free

3A(1) The Tenant is entitled to a two (2) months' rent free period ("Rent Free Period") for the 35th month and the 36th month of the TERM.

3A(2) For the avoidance of doubt, no Rent shall be payable by the Tenant during the Rent Free Period.

3A(3) At any time, provided always that if the TERM is prematurely terminated by the Tenant for any reason whatsoever or the Lease is determined by the Landlord in consequence of the Tenant's breach of any term of the Lease, then in addition to and without prejudice to any other rights or remedies of the Landlord, the Tenant shall compensate and pay to the Landlord on demand, an amount equivalent to the RENTS as if the Rent Free Period has constituted part of the TERM, computed in the manner specified in the Lease.

3B. Fitting-Out

3B(1) The Tenant shall pay the Landlord, a fitting-out deposit in the sum of **S$5,000.00** or any other sum as the Landlord may determine at their discretion ("Fitting-Out Deposit") forthwith upon the Landlord's notice to do so.

3B(2) The Premises shall be delivered to the Tenant **25th August 2025** ("Handover Date") in its then ("as-is where-is") state and condition.

3B(3) The Tenant shall be given **Three (3)** months ("the Fitting-Out Period") to fit out the Premises and the Fitting-Out Period shall commence on the Handover Date. The Landlord's letter to the Tenant sent by hand to the Tenant's address herein stated (regardless of whether the Tenant receives it or otherwise) stating that the keys to the

Premises are ready for collection, shall be deemed to be delivery of the Premises to the Tenant by the Landlord. The use of the Premises during the Fitting-Out Period shall only be for fitting-out of the Premises and shall be Rent-free. Prior to taking possession of the Premises, the Tenant shall pay a Pre-Operating Service Charge of **S$0.40 psf** for the duration of the Fitting-Out Period, the amount to be advised by the Landlord.

3B(4) All Fitting-Out Works to the Premises are to be carried out by the Tenant at the Tenant's own expense, subject to the Tenant obtaining prior approval from the Landlord and the relevant government authorities. Any delay in the completion of the Fitting-Out Works shall not be a ground for the delay of the commencement of the lease period. The Tenant shall abide by all the terms and conditions governing the Fitting-Out Works found in **the Fifth Schedule** hereto and in any fitting-out manual furnished by the Landlord to the Tenant.

4. Security Deposit

4(1) On or before the signing of this Lease, the Tenant shall furnish to the Landlord a cash deposit of **S$42,255.00** being the equivalent of three (3) months' RENT and service charge provided that the Tenant furnishes evidence satisfactory to the Landlord that the paid-up capital of the Tenant by the date of the commencement of the TERM is equivalent to or more than 6 months' RENT. Where the Tenant is unable to furnish evidence satisfactory to the Landlord that the paid-up capital of the Tenant by the date of commencement of the TERM is equivalent to or more than 6 months' RENT, the amount of cash deposit shall be **S$84,510.00** being the equivalent of six (6) months' of RENT (hereinafter referred to as the "SECURITY DEPOSIT").

4(2) The SECURITY DEPOSIT shall be held by the Landlord as security for the due performance and observance by the Tenant of all the covenants, conditions, stipulations, agreements and obligations contained in this Lease and be subject to any increase, deduction, set-off or forfeiture under the provisions of this Lease.

4(3) If the Tenant shall commit a breach of any of the provisions of this Lease the Landlord shall be entitled but not obliged to set-off or deduct the loss or expense to the Landlord occasioned by such breach from the SECURITY DEPOSIT and thereupon the Tenant shall on request by the Landlord deposit with the Landlord an amount equivalent to the sum set-off or deducted by the Landlord from the SECURITY DEPOSIT.

4(4) Upon a breach by the Tenant of any provision of this Lease and the lawful termination thereof by the Landlord whether by re-entry into the PREMISES or otherwise the SECURITY DEPOSIT may notwithstanding any other provision in this Lease be forfeited to the Landlord as liquidated damages in its absolute discretion without prejudice to any other rights or remedy which the Landlord may be entitled to in law, in equity and/or under the provisions of this Lease.

4(5) The SECURITY DEPOSIT shall at all times represent a total of three (3) months' RENT or six (6) months' RENT (as the case may be as set out in Clause 4(1) above) and the SECURITY DEPOSIT shall be increased accordingly upon an increase of the RENT upon any renewal of the TERM and payment shall be made accordingly by the Tenant to the Landlord without demand within fourteen (14) days of any revision of the RENT and shall not without the prior written consent of the Landlord be deemed to be or to be treated as payment of the RENTS on any other part thereof.

4(6) Subject to any set-off, deduction or forfeiture aforesaid, the SECURITY DEPOSIT shall be refunded to the Tenant without interest after the expiration or sooner determination of the TERM and the delivery of vacant possession of the PREMISES to the Landlord or after the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the agreement, stipulation, covenant or condition herein contained and on the part of the Tenant to be observed or performed, whichever is the later.

5. Property Tax

5(1) Property tax in respect of the PREMISES or attributable to the PREMISES whether imposed or levied after the expiry of the TERM or retrospectively shall be payable as follows:

5(1)(i) The Landlord shall pay property tax at the rate imposed by the relevant authority prevailing upon the commencement of the TERM calculated on an annual value not exceeding the total of the RENT for the corresponding period of the TERM; and

5(1)(ii) The Tenant shall pay all increase of property tax or other imposition of a like nature by whatever name called whether by way of an increase in the rate of tax or imposition or an increase in the annual value

over and above the amount of such property tax or imposition levied or imposed as at the commencement of the TERM where such increase is due or attributable to an increase in the rate of property tax payable or an increase in the annual value aforesaid and the Tenant shall on demand by the Landlord pay and indemnify the Landlord accordingly.

5(2) Where the property tax is not separately assessed on the PREMISES but is separately assessed for each floor level of the BUILDING, then for the purpose of ascertaining the additional or other amount payable by the Tenant under this clause, any such increase in property tax or outgoing or any new imposition shall, be apportioned and the Tenant shall pay such proportion thereof as the FLOOR AREA of the PREMISES bears to the total floor area of the lettable floor space on that floor (which shall include the common corridor space on each floor level of the BUILDING) in which the PREMISES are located (whether actually let or not) as calculated by the Landlord and notified to the Tenant in writing which notification shall be accepted by the Tenant as final and conclusive, in the absence of manifest error, as to the amount thereof.

5(3) Where the property tax is not separately assessed on the PREMISES or for each floor level in the BUILDING, then for the purpose of ascertaining the additional or other amount payable by the Tenant under this clause any such increase in property tax or outgoing or any new imposition shall be apportioned and the Tenant shall pay such proportion thereof as the FLOOR AREA of the PREMISES bears to the total floor area of the lettable floor space (including the common corridor space) in the BUILDING (whether actually let or not) as calculated by the Landlord and notified to the Tenant in writing which notification shall be accepted by the Tenant as final and conclusive, in the absence of manifest error, as to the amount thereof.

5(4) The provisions of this Clause shall continue to apply notwithstanding the expiry or earlier determination of this Lease.

5(5) Objection to any assessment of annual value or imposition of property tax on the PREMISES or any floor of the BUILDING or the whole of the BUILDING during the TERM may be made only by the Landlord in its sole discretion.

5(6) For the purposes of this Clause 5, the area of the PREMISES shall be taken to include the area of common corridor attributed to the PREMISES for the purpose of calculating RENT, such that property tax shall include any property tax levied by the relevant authorities in respect of the abovementioned common corridor area.

6. Charges for Electricity, Water, etc.

6(1) The Tenant shall establish accounts in the Tenant's name with the relevant authorities in Singapore for the provision of water, electricity, telecommunications services and any other services to be provided to the PREMISES and the Tenant shall make payment directly to such relevant authorities for the provision of such services.

6(2) The Tenant shall apply for and pay for all charges for and connected with licences required for the use of any televisions and/or radio on the PREMISES.

7. No Adjustment on Rent Based on Floor Area

7(1) The Tenant shall accept the FLOOR AREA as stated in this Lease and any common corridor area attributed to the PREMISES under Clause 3 of this Lease as final and conclusive.

7(2) In the event the FLOOR AREA or any common corridor area attributed to the PREMISES under Clause 3 of this Lease upon survey or resurvey is found to be different from the floor area stipulated herein there shall be no adjustment in the RENT based on the floor area of the Premises.

8. Payments

8(1) The Tenant shall pay to the Landlord promptly as and when due without demand deduction or set-off all payments required to be paid by the Tenant to the Landlord under the provisions of this Lease.

8(2) Unless otherwise agreed to in writing by the Landlord any payment due and payable by the Tenant to the Landlord under the provisions of this Lease shall be made to CHYAU FWU DEVELOPMENT (SINGAPORE) PTE LTD in cash or such other manner as the Landlord in writing shall agree to provided that where payment is made by crossed cheque or bankers draft payment shall be deemed to have been duly made only when the same is cleared.

8(3) If any money payable by the Tenant to the Landlord under the provisions of this Lease shall become due (whether formally demanded or not) and be unpaid, the Tenant shall pay to the Landlord interest on such overdue sum as well after as before any judgment is obtained at the rate of

twelve per cent (12%) per annum calculated on a daily basis from the date on which such money falls due for payment to the date when such money is received in cash by the Landlord or where payment of such money is made by crossed cheque or banker's draft to the date when the same is cleared.

8(4) For the purpose of the Distress Act 1934 and of these presents, all moneys payable under this Lease (including but not limited to the service charges, AFTER HOURS AIR-CONDITIONING CHARGES and GST) and the interest payable on late payments shall be deemed to be rent recoverable in the manner provided in the said Act and the Rent shall be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof. All costs and expenses (including legal fees on an indemnity basis) of and incidental to any distraint shall be payable by the Tenant and in so far as those not recovered under the distraint shall be recoverable as a debt.

8(5) Any payment required to be made pursuant to the provisions of this Lease shall be pro-rated if required on the basis of the actual number of days in the month, quarter or year.

9. Insurance and Indemnity

9(1) The Tenant shall at all times during the TERM keep in force an adequate public risk insurance policy in respect of the PREMISES for an amount not less than DOLLARS ONE MILLION ($1,000,000.00) in respect of any one occurrence or in such higher amounts as the Landlord may from time to time prescribe, in respect of any one occurrence.

9(2) The Tenant shall insure in the joint names of the Landlord and the Tenant and in such amount (being not less than the full insurable value) and against damage and loss and against all such other risks as the Landlord may require all plate glass windows and doors upon the PREMISES and all parts thereof which the Tenant is obliged under this Lease to keep in repair for such amounts as the Landlord may approve.

9(3) The Tenant shall also take out an insurance policy to cover all risks, including risk against damage or loss caused by fire or theft, with regard to the furniture, fittings, goods, or to the property of the Tenant in the PREMISES.

9(4) The Tenant shall not bring on to the PREMISES or do or suffer to be done or allow any act, matter or thing or keep

anything therein which may directly or indirectly:

9(4)(i) increase the rate of premium of the insurance against damage or loss by fire or other risks on the PREMISES, the BUILDING or any property therein; or

9(4)(ii) vitiate or render void or voidable or be contrary to the terms of any insurance policy in respect of the PREMISES and/or the BUILDING; or

9(4)(iii) be contrary to the laws or regulations of any public authority or the rules and regulations as laid down by the Landlord and/or the MANAGEMENT CORPORATION from time to time.

9(5) The Tenant will from time to time as and when required by notice in writing from the Landlord pay all extra premiums and stamp duties payable by the Landlord on account of extra risk caused by the use to which the PREMISES are put by the Tenant.

9(6) All policies of insurance liable or required to be effected by the Tenant hereunder shall be taken out with an insurance company approved by the Landlord and copies of such policies of insurance with the receipt for the last premium payable in respect thereof shall be produced and lodged with the Landlord by the Tenant within fourteen (14) days of the Landlord's request.

9(7) The Tenant shall indemnify and keep indemnified the Landlord from and against:

9(7)(i) All claims demands writs summonses actions suits proceedings judgments orders decrees damages costs losses and expenses of any nature whatsoever which may be instituted against, made or served on, suffered or incurred by the Landlord as a result of the Tenant's breach of or non-compliance with the covenants or obligations herein contained or in connection with loss of life, personal injury and/or damage to property arising from or out of any act, omission or occurrence in, upon or at the PREMISES and/or the BUILDING or the use of the PREMISES and/or the BUILDING or any part thereof

by the Tenant or by any of the Tenant's servants, employees, agents, invitees, licensees and/or contractors; and

9(7)(ii) All losses and damages to the PREMISES, to the adjoining premises, neighbouring premises, to the BUILDING and to all installations fittings fixtures and property therein caused by the acts or omissions on the part of the Tenant or the Tenant's servants, employees, agents, invitees, licensees and/or contractors and in particular but without limiting the generality of the foregoing due to the defective or damaged condition of the PREMISES and/or the BUILDING or any part thereof or the fixtures fittings wiring or installation therein caused by the use or misuse waste or abuse of water, gas or electricity or faulty fittings or fixtures of the Tenant.

10. Tenant's Covenants

10. The Tenant hereby covenants with the Landlord that the Tenant shall observe all the covenants conditions stipulations obligations and agreements in this Lease including the covenants set out below:

Rents

10(1) The Tenant shall pay the RENTS on the days and in the manner set out in this Lease and shall not exercise or seek to exercise any right or claim to withhold the RENTS or any right or claim to legal or equitable set-off PROVIDED that where a payment is made otherwise than by cash, the payment shall only be deemed to have been made when the bankers draft or cheque is cleared or the remittance is actually received.

Good and Tenantable Condition

10(2) The Tenant shall keep the interior of the PREMISES including the flooring and interior plaster or other surface material or rendering on walls and ceilings and the Landlord's fixtures therein including doors, windows, glass shutters, locks, fastenings, wires, installations, equipment and fittings in good and tenantable repair and condition including any necessary replacement or renewal. Without limiting the foregoing, damage or breakage caused by the Tenant moving property or equipment in or out of the BUILDING or the PREMISES or damage caused otherwise shall be repaired, restored, remedied or replaced at the sole cost and expense of the Tenant to the reasonable satisfaction of the Landlord and the MANAGEMENT CORPORATION by contractors and workmen employed or approved by the Landlord and

the MANAGEMENT CORPORATION.

Notice of Damage to PREMISES or Common Facilities

10(3) The Tenant shall forthwith give notice to the Landlord or its building supervisor and the MANAGEMENT CORPORATION's building supervisor of any damage that may occur to the PREMISES and of any accident to or defects in the PIPES electrical wiring or fittings or other facility provided by the Landlord and/or the MANAGEMENT CORPORATION.

Proper Use of PREMISES and COMMON AREA

10(4) The Tenant shall ensure that all parts of the PREMISES and the COMMON AREA together with the fixtures, fittings, equipment, installations, plants and machinery therein including but not limited to the lavatories, water apparatus, car park lots and lift shafts used by the Tenant, its servants, agents, employees, licensees, contractors or invitees are used only for the purpose(s) for which they are designed in a proper manner and that they are not damaged or misused by the Tenant, its servants, agents, employees, licensees, contractors or invitees.

Compliance with Law etc.

10(5) The Tenant shall comply with and observe and cause the Tenant's servants agents employees licensees contractors or invitees to comply with and observe at all times at the Tenant's cost and expense all rules and regulations imposed by the Landlord, the MANAGEMENT CORPORATION and/or the relevant authorities from time to time and all rules regulations restrictions conditions covenants requirements notices or orders as may be imposed or served on the PREMISES or occupier thereof or in connection with the business of the Tenant or otherwise pursuant to any Act of Parliament, statute, order, rule, regulation and by-law for the time being in force and shall forthwith give notice in writing to the Landlord of any such requirement, notice or order. The Landlord shall not be liable to the Tenant in any way for violation of the rules, regulations, Act of Parliament, statute and by-law by any persons including other tenants of the BUILDING or the servants agents employees licensees contractors or invitees thereof.

Uniform Appearance

10(6) The Tenant shall not remove the blinds installed by the Landlord without the prior written approval of the Landlord and in any case where such written approval has been granted the Tenant shall only use blinds for the windows of the PREMISES to the intent that the windows of the BUILDING will have a uniform external appearance. The Tenant shall maintain at its own costs the blinds in a clean and good working condition and at any termination of the Lease, return the same to the Landlord

in a clean and good working condition.

Decor and Design

10(7) The Tenant shall ensure that the decor and design of the exterior of the PREMISES are in accordance with plans and specifications previously submitted to and approved by the Landlord and the MANAGEMENT CORPORATION and not to make any changes to such external parts without the prior written consent of the Landlord and the MANAGEMENT CORPORATION.

Viewing by Prospective Tenants

10(8) The Tenant shall allow at all reasonable times, within the period of six (6) months before the expiration of the TERM, prospective tenants to inspect the PREMISES and allow the Landlord to exhibit where the Landlord shall think fit a notice or sign indicating that the PREMISES are to become vacant which notice or sign the Tenant shall not remove or conceal.

Locking of Windows and Doors

10(9) The Tenant shall be responsible for the locking and securing of the windows and doors of the PREMISES.

Closing of Windows and Doors

10(10) The Tenant shall keep all external windows and doors within the PREMISES closed in particular when the air-conditioning system is in operation.

Reporting to Security Guards

10(11) The Tenant shall ensure that the Tenant, its employees, servants, invitees licensees contractors or agents who desire access to the BUILDING or to the PREMISES identify themselves to the security guards on duty at the BUILDING at all times on Sundays and public holidays, on Mondays to Fridays between the hours of 7:00 p.m. and 7:00 a.m. and on Saturdays between the hours of 2:00 p.m. and 7:00 a.m., failing which the Landlord shall be entitled at its discretion to refuse access to the BUILDING or to the PREMISES.

Search by Security Guards

10(12) The Tenant shall permit the security guards to search all incoming and outgoing goods and property whenever they deem necessary.

Location of Machinery

10(13) The Tenant shall locate and/or relocate all business machines and mechanical equipment required by the Tenant's business and authorised by the Landlord at the Tenant's cost and expense in settings as advised by the Landlord's structural engineer and which is sufficient in the Landlord's structural engineer's judgment to absorb and prevent vibration, noise and annoyance to occupiers of other parts of the BUILDING.

Service Lift

10(14) The Tenant shall use the service lift only to convey safes

and other heavy equipment, furniture, fittings, bulky articles and other paraphernalia and observe the Landlord's and/or the MANAGEMENT CORPORATION'S prescribed times and manner in which such items shall be conveyed in the service lifts and in particular the Tenant shall not bring into the service lifts any object larger or heavier than what the service lifts are authorised to carry.

Cleanliness and Hygiene

10(15) The Tenant shall keep and maintain in a clean, hygienic condition and in good order repair and condition and free from rubbish the PREMISES (including internal surfaces of windows and doors and all fittings plants furnishing and equipment of the Landlord) and store and keep all trade waste trash and garbage in proper receptacles and arrange for the regular removal and disposal thereof from the PREMISES and the BUILDING in accordance with any applicable law rule or regulation, and in this connection, the Tenant shall employ cleaners approved by the Landlord and the MANAGEMENT CORPORATION. The Tenant shall not leave or accumulate debris and unwanted items outside the PREMISES or any part of the COMMON AREA and shall not leave or throw bulk refuse at the bin centre of the BUILDING or into the compactor but shall remove or dispose of all bulk refuse separately from the BUILDING at the Tenant's own cost and expense and in the event of default by the Tenant the Landlord shall do so (but shall not be obliged to do so) and the Tenant shall on demand pay the Landlord the costs expended by the Landlord on the Tenant's behalf in such removal or disposal.

No Rodents and Other Pests

10(16) The Tenant shall take all reasonable precautions to keep the PREMISES free of rodents vermin insects and other pests and if so required by the Landlord the Tenant shall periodically engage at the Tenant's cost and expense pest exterminators to rid the PREMISES of the same.

No Obstruction to Common Facilities

10(17) The Tenant shall not throw in, place, cover or obstruct in any manner or by any article or thing the lift shafts, water closets, lavatories, conveniences or other services in the BUILDING, windows sky-lights or ventilating shafts or air inlets or outlets which reflect or admit light or enable air to flow into or out of the PREMISES or any part of the BUILDING.

No Obstruction to Conveniences

10(18) The Tenant shall not throw, place or allow to fall or cause or permit to be thrown or placed in the lift shafts, water-closets or other conveniences in the BUILDING, any sweepings, rubbish, waste paper or other similar

substances and the Tenant shall on demand pay to the Landlord the costs of repairing any damage to such lift shafts, water-closets or other conveniences arising therefrom.

Use of PREMISES

10(19) The Tenant shall use or occupy the PREMISES solely as office premises in connection with the profession trade or business of the Tenant.

No Food

10(20) Save for operation of a pantry at the PREMISES in support of the Tenant's office operations, the Tenant shall not use the PREMISES or any part thereof for the storage or cooking of food whether for consumption upon the PREMISES or not. The Landlord reserves the right to require the Tenant to restrict or curtail its pantry operations in the event that the Landlord in its sole discretion is of the view that such pantry exceeds what would be reasonable for the Tenant's operations and/or if such pantry affects the image of the BUILDING.

No Vendor of Food

10(21) Save as may be reasonably required to support the Tenant's office operations, the Tenant shall not without the prior written consent of the Landlord and the MANAGEMENT CORPORATION permit the vendors of food or drink or the servants or agents of such vendors to bring to or onto the PREMISES or any part thereof or onto the BUILDING or any part thereof food or drink for consumption by the occupiers or others in the PREMISES save and except in the case of the contractor who has been given the right by the Landlord and the MANAGEMENT CORPORATION to provide a food and drink service for the occupiers of the BUILDING and for food and drinks that are packed, canned or bottled. The Landlord reserves the right to require the Tenant to restrict such third party vendors from bringing food into the PREMISES or any part of the BUILDING if the Landlord at its discretion is of the view that such vendors' services in the PREMISES or any part of the BUILDING exceed what is reasonable for the Tenant's office operations and is detrimental to the image of the BUILDING.

No Combustible Materials

10(22) The Tenant shall not store or use for any purpose whatsoever acetylene gas alcohol oil or other volatile explosive combustible inflammable dangerous toxic or radioactive compounds liquids fluids or substances in or upon the PREMISES.

Not to Use as Dwelling House

10(23) The Tenant shall not use or permit the use of the PREMISES as a dwelling house or sleeping place or domestic premises or allow any person to remain in the

PREMISES overnight or keep permit or suffer to be kept any animals, fishes, reptiles, birds or livestock of any kind in or about the PREMISES.

No Auction

10(24) The Tenant shall not carry on any auction sale upon the PREMISES or any part of the BUILDING.

No Exhibition

10(25) The Tenant shall not without the consent of the Landlord, hold in or on the PREMISES or any part of the BUILDING any exhibition or public entertainment or any event at which large numbers of the public are expected to attend.

No Storage of Merchandise

10(26) The Tenant shall not use the PREMISES for the manufacture or storage of merchandise other than the stocks reasonably required in connection with the Tenant's business carried on therein as approved by the Landlord.

No Gambling

10(27) The Tenant shall not use the PREMISES or permit the PREMISES to be used for gambling or for any noisy noxious immoral illegal or offensive manner or do or permit on the PREMISES or on the COMMON AREA or the BUILDING anything which in the opinion of the Landlord may be or become a nuisance disturbance inconvenience annoyance or cause of damage to the Landlord or its tenants or other persons using the BUILDING or to the owners, tenants and occupiers of adjoining and neighbouring properties.

No Objectionable Odours

10(28) The Tenant shall not cause or permit any unusual or objectionable odours to be produced upon or permeate through or to issue out of the PREMISES.

No Nuisance

10(29) The Tenant shall not do or suffer to be done upon the PREMISES or any part of the BUILDING, anything which may at any time be or become a danger or nuisance or an annoyance to or interference with the operations, business, enjoyment or quiet of the Landlord or other occupants or users of the BUILDING including but not limited to not making any disturbing or irritating noises or install or use any engine or machine which causes or may be likely to cause noise or vibration in the BUILDING.

No Heating or Cooling Devices

10(30) The Tenant shall not use or permit to be used any heating or cooling devices or any other devices or machines which may interfere with the efficient running of the air-conditioning system other than reasonable equipment for use in a pantry in support of the Tenant's office operations.

Restriction on Change to the Entrance

10(31) The Tenant shall not change the position of the entrance to the PREMISES nor the door without the prior consent of the Landlord and the MANAGEMENT CORPORATION.

Restriction on Hacking or Boring of Holes etc.

10(32) The Tenant shall not hack or bore any holes or drive nails screws or anything whatsoever into or in any way damage or deface any floors ceilings walls partitions doors windows of the PREMISES or the BUILDING or any part thereof without the prior consent of the Landlord (which consent shall not be unreasonably withheld) and the MANAGEMENT CORPORATION.

Restriction on Change in Wiring

10(33) The Tenant shall not cause any change in the wiring, ducting, cabling or the pipe arrangements of the electricity, water and air-conditioning services, plumbing and sewerage installations and other services and facilities (including the installation of additional electrical points) without the prior consent of the Landlord the MANAGEMENT CORPORATION and the relevant authorities. PROVIDED that all such work or change shall be carried out by a licensed electrical contractor to be employed by and at the Tenant's own cost and expenses.

No Overloading

10(34) The Tenant shall not overload or permit or suffer to be overloaded the PREMISES or bring therein or into the BUILDING any heavy machinery, plant, furniture, equipment or goods with an imposed load in excess of 4 kN/m^2 unless with the advice and approval of the Landlord's structural engineer and shall at all times comply with such rules and regulations as may be prescribed for the maximum weight, size and position of all safes, materials, furniture or other equipment brought in to the BUILDING and shall place all heavy objects or equipment of the Tenant brought by the Tenant into the PREMISES and/or the BUILDING so as to distribute the weight of such heavy object or equipment and in the interpretation and application of this sub-clause, the decision of the surveyor, architect or engineer of the Landlord shall be final and binding on the Tenant.

Restriction on Moving of Heavy Items

10(35) The Tenant shall not move any safe, heavy machinery, equipment, freight, bulky matter or fixtures in and out of the BUILDING without first obtaining the Landlord's and the MANAGEMENT CORPORATION's consent and if required by the Landlord and/or the MANAGEMENT CORPORATION the Tenant shall engage a qualified civil or structural engineer to check and advise at the Tenant's cost and expense.

Restriction on Assignment, Subletting, etc.

10(36) The Tenant shall not assign underlet or otherwise part with the possession or occupation of the PREMISES or any part thereof, either by way of sub-letting, licensing, lending, sharing or other means, whereby any person or persons not a party to this Lease obtains the use or possession of the PREMISES or any part thereof, irrespective of whether any rental or other consideration is given for such use or possession. For the purposes hereof where the Tenant is a company, any amalgamation or reconstruction effected by the Tenant or any change in the majority or controlling shareholding of the Tenant shall be deemed as an assignment of this Lease.

Restriction on Renovations

10(37) The Tenant shall not make or carry out or caused to be carried out any alterations, additions or renovations to the PREMISES or any part thereof or to any fixtures installations or improvements or construct or install any erections or fixtures therein or carry out any decorations or other works thereto without the prior written consent of the Landlord, the MANAGEMENT CORPORATION and the competent authority and the Tenant shall only carry out the above mentioned works upon such terms and conditions as the Landlord, the MANAGEMENT CORPORATION and/or the competent authority may impose.

Use of COMMON AREA

10(38) The Tenant shall not soil, encumber, cause any obstruction to or in any way damage the entrance hall passages escalators lifts staircases roadways car parks concourse lobby landings or other parts of the COMMON AREA or places or areas leading to the PREMISES and shall use the same only for the purposes of access to and egress from the PREMISES and shall comply with the requirements and directions of the Landlord and/or the MANAGEMENT CORPORATION relating thereto.

Restriction on Use of Name of Landlord or BUILDING

10(39) The Tenant shall not without the Landlord's prior written consent use the name or logo of the Landlord or the BUILDING or any similar name or logo or any picture or likeness of the BUILDING or the PREMISES in its registered or trading name or for any advertising or purpose other than as the address and place of business of the Tenant. If the Tenant's registered or trading name shall include the name or title as aforesaid the Tenant shall upon expiration or sooner determination of the TERM lodge with the Registrar of Businesses notice of cessation of the use of its name if registered under the Business Names Registration Act 2014 or if the Tenant is a company and the name of the Tenant includes the said name or title take all steps necessary to remove such name

or title from the Tenant's name. The Landlord shall have the right at all times without obtaining any consent from the Tenant, to change the name or number by which the BUILDING is known.

Restriction on Sign Advertisement, etc.

10(40) The Tenant shall not exhibit inscribe paint erect hang attach or affix any sign notice placard poster advertisement name lettering showcases awnings projections curtains shades screens flag flag-pole or antenna on the front or any part of the outside of the PREMISES or within the PREMISES and visible from the outside except with the prior consent of the Landlord, the MANAGEMENT CORPORATION and the competent authorities.

Restriction on Window Display

10(41) The Tenant shall not place on the window sills in the PREMISES or any part of the BUILDING any bottles parcels or other articles without the prior consent of the Landlord.

No Infringement of Law

10(42) The Tenant shall not do or permit to be done upon the PREMISES or any part thereof anything which may infringe any Act of Parliament, statute, order, rule, regulation and by-law for the time being in force and requirements and notices thereunder.

Use of Loading Dock

10(43) The Tenant shall not permit vehicles being used for delivery and pick up of goods or merchandise to be driven parked or stopped at any place or time within the BUILDING except within the loading dock and except at such time or times as the Landlord and the MANAGEMENT CORPORATION may specifically allow, and shall not use or permit to be used the loading dock or any part thereof for the storage of goods or items or for any other purpose other than for the prompt loading and unloading of goods or items in connection with the Tenant's business.

Restriction on Cleaning of Windows

10(44) The Tenant shall not clean or require or permit any windows in the PREMISES to be cleaned from the outside except by the Landlord, the MANAGEMENT CORPORATION or its employees agents servants or contractors and shall allow entry to and access through the PREMISES to such persons during the normal business hours in Singapore.

No Touting

10(45) The Tenant shall not authorise permit or allow the Tenant's employees agents servants invitees licensees or contractors to solicit business or use for any business or commercial purpose, or distribute or affix pamphlets or

other advertising matter in the COMMON AREA or any part thereof except with the prior consent of the Landlord and the MANAGEMENT CORPORATION and in accordance with any conditions imposed by the Landlord and/or the MANAGEMENT CORPORATION.

Yielding up of PREMISES

10(46) The Tenant shall surrender to the Landlord, upon the expiration or sooner determination of the TERM, all keys giving access to all parts of the PREMISES held by the Tenant or any of the Tenant's servants, agents, employees licensees or invitees, irrespective of whether or not the same have been supplied by the Landlord, and remove at its own cost and expense all waste rubbish debris letterings and distinctive marks or signs put by the Tenant its agents employees servants invitees licensees or contractors or the Landlord for the Tenant on any of the doors walls or windows of the PREMISES, the COMMON AREA or the BUILDING and make good any damage or disfigurement caused to such doors, walls or windows by reason of such removal, failing which the Landlord and/or the MANAGEMENT CORPORATION shall be entitled to do so and the Landlord and/or the MANAGEMENT CORPORATION (as the case may be) shall recover from the Tenant all costs and expenses incurred.

Proximity Cards

10(47) The Tenant shall apply to the Landlord for proximity cards for access to and from the COMMON AREA in the BUILDING to the PREMISES. All costs of such cards shall be borne by the Tenant and the Tenant shall use such cards only for access to and from the COMMON AREA in the BUILDING to the PREMISES and ensure that the Proximity Cards are not used by any unauthorised persons. At the expiry or any earlier termination of this Lease, the Tenant shall return all Proximity Cards to the Landlord.

Preservation of Good Image

10(48) The Tenant shall not do or permit or suffer to be done in the PREMISES and the BUILDING any act or thing which will not keep up with the good image of the BUILDING.

Red Triangles on Window Panels

10(49) The Tenant shall not remove, deface, tamper or in any way obstruct from view the red triangle indicators affixed to any fixed window glazed panels in the PREMISES.

11. Landlord's Covenants

11. The Landlord hereby covenants with the Tenant that the Landlord shall observe the covenants set out below:

11(1) For the period up to the formation of the MANAGEMENT CORPORATION:

11(1)(i) To provide the PREMISES with air-conditioning between the hours of 8:00 a.m. and 6:00 p.m. Mondays to Fridays and between the hours of 8:00 a.m. and 1:00 p.m. on Saturdays, and lift services between the hours of 8:00 a.m. and 6:00 p.m. Mondays to Fridays and between the hours of 8:00 a.m. and 1:00 p.m. on Saturdays, but no lift or air-conditioning services shall be available at any other time or on Sundays and public holidays except by prior agreement between the Landlord and the Tenant. Provided Always that the Landlord shall endeavour to ensure that at least one (1) lift of the BUILDING will be operational at all times. Provided Further that the Landlord shall be entitled to levy AFTER-HOURS AIR-CONDITIONING CHARGES for any central air-conditioning supplied to the PREMISES outside of the hours above stated at the rate of $80.00 per hour or such other rate as the Landlord may advise the Tenant when the Tenant requests for such after-hours air-conditioning to be provided. The Tenant's request for such after-hours air-conditioning shall be submitted to the Landlord in writing no later than 3 days before the date on which the Tenant requires such after-hours air-conditioning to be supplied.

11(1)(ii) To keep such part of the roof, electricity supply cables, main pipes and drainage and main walls of the BUILDING as are the property of and the responsibility of the Landlord in a proper state of repair and condition, and to attend to the maintenance, upkeep, cleaning and lighting of the lifts, air-conditioning plant, public staircases, lavatories, sidewalks and other COMMON AREA. Provided Always that the Landlord shall not be liable to pay compensation to the Tenant in respect of any period during which the proper operation of the same shall be interrupted nor shall the Landlord be liable to grant any abatement of RENTS in respect of such interruption.

11(1)(iii) To insure and keep insured the BUILDING

(excluding fittings and fixtures installed by the Tenant) against loss or damage by fire.

The Landlord's obligations as set out in paragraphs (i) to (iii) above shall, where applicable, cease immediately upon the formation of the MANAGEMENT CORPORATION. However, the Landlord shall endeavour to ensure that the said obligations are performed and complied with by the MANAGEMENT CORPORATION.

11(2) To permit the Tenant (duly paying the RENTS and observing and performing the covenants and provisions herein, contained) to have quiet possession and enjoyment of the PREMISES during the TERM, without any interruption by the Landlord, save as specifically provided herein.

12. Default and Termination

12(1) Upon occurrence of any of the undermentioned events the Landlord may without prejudice to any other rights accruing to it under the terms of this Lease or at law or in equity re-enter the PREMISES or any part thereof in the name of the whole and thereupon the TERM hereby created shall forthwith and absolutely cease and determine:

12(1)(i) If the RENTS or any part thereof shall be unpaid within fourteen (14) days after the date on which payment is due provided that at least seven days' notice shall have been given to the Tenant that the RENT or any part thereof is unpaid.

12(1)(ii) If the Tenant shall commit a breach of any of the provisions herein contained (other than the breach referred to in Clause 12(1)(i)) and such breach shall not be rectified within fourteen (14) days after the Landlord shall have given to the Tenant written notice of such breach.

12(1)(iii) If the Tenant, being a company, shall be unable to pay its debts or shall go into liquidation (whether compulsory or voluntary) or have any order made or resolution passed for such winding-up or shall otherwise become insolvent or make any proposal, assignment or arrangement for the benefit of its creditors or have a receiver or manager appointed over its

affairs or have an application made to court for the appointment of a judicial manager or be placed under a judicial management order or have a winding-up petition presented against it or application made to court to levy execution against any of its assets whether in the PREMISES or otherwise.

12(1)(iv) If the Tenant, being a sole proprietor or partnership, shall fail to renew its Certificate of Registration or if any of its partners shall die, become of unsound mind or shall not be located or shall be unable to pay his debts or shall have a bankruptcy petition presented or bankruptcy order made against him or shall have an application under the Insolvency, Restructuring and Dissolution Act 2018 for an interim order made against him or shall make any proposal, assignment or arrangement for the benefit of his creditors or shall enter into a scheme of arrangement of his affairs or have a receiver appointed in respect of his property or have any application made to court to levy execution against any of its assets whether in the PREMISES or otherwise.

12(1)(v) If the Tenant, being a natural person, shall die, become of unsound mind or shall not be located or shall be unable to pay his debts or shall have a bankruptcy petition presented or bankruptcy order made against him or shall have an application under the Insolvency, Restructuring and Dissolution Act 2018 for an interim order made against him or shall make any proposal, assignment or arrangement for the benefit of his creditors or shall enter into a scheme of arrangement of his affairs or have a receiver appointed in respect of his property or have application made to court to levy execution against any of his assets whether in the PREMISES or otherwise.

12(1)(vi) If a writ of seizure and sale shall be levied upon the movable properties within the PREMISES.

12(2) Without prejudice to the generality of Clause 12(1), a written notice served by the Landlord on the Tenant to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

12(3) Without prejudice to any other rights or remedies of the Landlord, the Tenant shall indemnify the Landlord from and against all costs losses and damages, including but not limited to the loss of RENTS (payable by the Tenant had the TERM been completed) and all costs and expenses incurred in any re-letting or attempted re-letting of the PREMISES, suffered by the Landlord consequential upon the Landlord exercising its rights of re-entry.

12(4) On each and every occasion on which the Tenant omits or neglects to do or effect anything which the Tenant is obliged by this Lease to do or effect, it shall be lawful (but not obligatory upon the Landlord and/or the MANAGEMENT CORPORATION and without prejudice to any rights and powers arising from such default) for the Landlord and/or the MANAGEMENT CORPORATION to do or effect such thing by its architects contractors workmen servants employees and agents as if the Landlord and/or the MANAGEMENT CORPORATION were the Tenant and for that purpose the Landlord and/or the MANAGEMENT CORPORATION or their architects contractors workmen servants employees and agents may enter upon the PREMISES and there remain for the purpose of doing or effecting any such thing and all costs and expense of carrying out such thing or works (including any RENT which would have been payable to the Landlord if the period during which such works were conducted had been added to the Term) shall be payable by the Tenant on demand.

13. Exclusion of Landlord's Liability

13. The Landlord, its officers, servants employees or agents shall not be liable or in any way responsible:

13(1) For any damage to or loss of goods or property (whether belonging to the Tenant or to others) entrusted to the Landlord's officers, servants, employees or agents in the BUILDING or for any damage or loss sustained in the BUILDING (whether or not due to the negligence or misconduct of any security guards or the failure of any security system for which the Landlord is in any way responsible);

13(2) For any loss damage or injury to the PREMISES, the Tenant, its agents, servants, employees, invitees, licensees, contractors or any other person or property howsoever caused or any consequential loss therefrom;

13(3) For any damage, defect or breakage caused by or attributable to the act or default of the Tenant, its servants, agents, employees, invitees, licensees or contractors;

13(4) For any loss damage or injury arising out of the leakage or defect of the PIPES, wiring and sprinkler system in the BUILDING and/or the structure of the BUILDING;

13(5) For any delay in supplying or for failure to supply, or for any limitation, curtailment, rationing, defect, restriction or interruption of service of any water, gas, electricity, telephone air-conditioning or other services or facilities serving the PREMISES and/or the BUILDING or for interruption of use of any equipment in connection with the supplying of the aforesaid services or facilities or any consequences thereof, caused by mechanical or other defect or breakdown, the making of any repairs maintenance or improvements, fire, accident, escape of water, riot, strike, labour dispute, labour or fuel shortage, act of God, any circumstances beyond the control of the Landlord or the MANAGEMENT CORPORATION or any other causes;

13(6) For any representation, promise or warranty with respect to the PREMISES, its appurtenances and/or the BUILDING including but not limited to any warranty as to the suitability of the PREMISES for the Tenant's use and in this respect the Tenant takes the PREMISES on an as-is-where-is basis and shall not raise any objection to the same;

13(7) For any act, omission, misconduct or negligence of any porter, security guard, attendant or other servants, employees or agents of the Landlord and/or the MANAGEMENT CORPORATION in or about the performance or purported performance of any duty relating to the provision of the said services or obligations or any of them;

13(8) For any act omission, misconduct or negligence of

any contractor nominated or approved by the Landlord and/or the MANAGEMENT CORPORATION and any such contractor appointed by the Tenant shall not be deemed to be an agent or employee of the Landlord;

13(9) For any loss damage or injury caused by other tenants or persons in the BUILDING;

13(10) For any loss damage or injury arising from or in connection with the use of the car parks in the BUILDING;

13(11) For any diminution or obstruction of the light, air or view by any structure which may be erected on lands within or adjacent to the BUILDING;

13(12) For any loss damage or injury arising from or in connection with works required to be carried out or done to the BUILDING (or any part thereof) or to the PREMISES (or any part thereof) by any government authorities (including without limitation, the Land Transport Authority) pursuant to and in accordance with any prevailing laws or regulations including but without limitation, the Land Transport Authority of Singapore Act 1995, the Rapid Transit System Act 1995 and the Street Works Act 1995;

13(13) For any act omission, default or negligence of the MANAGEMENT CORPORATION;

AND the RENTS shall not abate or cease to be payable on account of any of the aforesaid.

14. Waiver

14(1) The failure of the Landlord to insist upon or require the strict performance by the Tenant of all or any of the provisions of this Lease shall not in any way be construed as a waiver or relinquishment of any of the Landlord's rights under the terms of this Lease or of the Landlord's entitlement to insist upon or enforce the same at any time thereafter and the liability of the Tenant hereunder shall not be impaired or discharged by reason of any time or other indulgence being granted to the Tenant by or with the consent of the Landlord.

14(2) Notwithstanding anything herein contained, this Lease and the obligations of the Tenant to pay RENTS or any part thereof and to perform the covenants conditions stipulations obligations on the part of the Tenant to be

performed shall not be affected, impaired or excused nor shall the Landlord be in any way liable for damages to the Tenant because the Landlord is unable to fulfil any of its obligations under this Lease, or the Landlord and/or the MANAGEMENT CORPORATION is unable to supply or is delayed in supplying any service covenanted for hereunder or is unable to make, or is delayed in making, any repair, additions, alterations or decorations which it is required to make hereunder if the Landlord and/or the MANAGEMENT CORPORATION is delayed from so doing by reason of any circumstances beyond the control of the Landlord and/or the MANAGEMENT CORPORATION (including but not limited to the existence of riots, civil commotion, curfew, emergency, labour disputes, strikes, lockouts, incidences of terrorism and floods).

15. Untenantability

15(1) If the PREMISES shall be wholly or partially damaged by fire, floods, earthquakes, act of God, the elements or other casualty so as to render the PREMISES substantially unfit for use, the Landlord shall endeavour to repair the damage at its expense and the RENTS or a fair proportion thereof according to the nature of the damage shall be suspended until the PREMISES shall again be rendered fit for use PROVIDED THAT the Tenant shall have the right to terminate this Lease if a mutually appointed contractor is of the view that the PREMISES shall remain substantially unfit for use for a period of ninety (90) days or more. Any dispute concerning this clause shall be referred to arbitration in accordance with the Arbitration Act 2001.

15(2) If any aforesaid damage is due to the act, fault, omission, neglect or misconduct of the Tenant, its servants, employees, agents, contractors licensees or invitees, without prejudice to the rights under subrogation of the Landlord's insurers, the damage shall be repaired to the satisfaction of the Landlord at the cost and expense of the Tenant and there shall be no suspension apportionment or abatement of RENTS.

15(3) The Landlord shall not be liable for any loss or damage suffered by the Tenant or any other person or any delay or failure on the part of the Landlord in repairing the PREMISES under the provisions of this Clause 15.

15(4) Notwithstanding the provisions of this Clause 15, in the event that the Landlord in its absolute discretion deems it expedient to retrofit the BUILDING after such damage as mentioned in Clause 15(1) above, the Landlord shall be entitled to terminate this Lease by giving the Tenant not

less than three (3) months' notice in writing of such termination. Such termination shall not in any way prejudice the rights of the parties hereto nor absolve any party of its obligations hereunder unless expressly provided.

15A. Redevelopment

15A(1) Notwithstanding the TERM of this Lease and all the other terms and conditions of this Lease, if the Landlord in its sole and absolute discretion determines that:

15A(1)(a) the BUILDING (the whole or part) is to be demolished for redevelopment; or

15A(1)(b) the BUILDING or any part thereof is to be repositioned, renovated, retrofitted, refurbished or altered; or

15A(1)(c) reconfiguration works are to be effected in the BUILDING, including but not limited to alteration in any way whatsoever, or any change to the structure, layout, design and/or use of the BUILDING or any part thereof, or to the revision of the boundaries of all or some of the premises in the BUILDING; or

15(A)(1)(d) the use of the BUILDING, or the PREMISES, or any part of thereof is to be changed,

(the above works to be called "Redevelopment Works"); then, the Landlord shall be entitled to terminate without any compensation to be paid by the Landlord to the Tenant (a) this Lease; or (b) any renewal or agreement to this Lease; or (c) negotiations for any renewal lease or any agreement for the renewal lease (as the case may be) whether or not in the following events:

15A(1)(i) the Tenant has exercised any option to renew; or

15A(1)(ii) in the course of the Tenant and Landlord negotiating any renewal of this Lease; or

15A(1)(iii) following in-principle agreement between the Tenant and the Landlord of any or all of the terms in relation to the renewal lease; or

15A(1)(iv) before the renewal lease term commences,

by giving to the Tenant a six (6) months' notice in writing,

but without prejudice to the rights and remedies to the Landlord against the Tenant in regards any antecedent breach of this Lease by the Tenant. On the expiry of the date of the six (6) months' notice, the Tenant shall yield up the Premises to the Landlord in accordance with the terms and conditions of this Lease.

15A(2) PROVIDED ALWAYS that upon the occurrence of any Redevelopment Works, and where the Redevelopment Works do not require the Landlord to terminate this Lease, but involves the revision of the boundaries to the PREMISES only, the Tenant shall accept the revision of the boundaries to the PREMISES and any additional or lesser area ("the Affected Area") affected as a result of the Redevelopment Works.

If the area of the PREMISES is increased by such revision of the boundaries, the Tenant shall with effect from such date as shall be specified by the Landlord lease the Affected Area resulting from the revision at such increased RENT and/or SECURITY DEPOSIT as may be agreed between the Tenant and the Landlord and upon the same terms as the Lease for the Premises (save for appropriate revisions to the RENT and SECURITY DEPOSIT) and the same shall be without prejudice to any antecedent breaches of the Lease by the Tenant.

If the area of the PREMISES is decreased by such revision of the boundaries, the Tenant shall with effect from such date as shall be specified by the Landlord and without compensation from the Landlord surrender the Affected Area to the Landlord. The Lease for the remainder of the area of the PREMISES shall continue in full force and effect (without prejudice to any antecedent breaches of the Lease by the Tenant) and on the same terms but with necessary revision to the RENT and SECURITY DEPOSIT payable due to the decreased area of the PREMISES.

Further to the above provisions, the Landlord and Tenant agree that:

15A(2)(a) The Tenant shall execute all legal documents to effect any variation of lease and/or surrender in respect of the Affected Area at the Landlord's cost and expense. Notwithstanding that the Tenant may for any reason not have executed these legal documents, the Landlord shall nonetheless be entitled to invoice for any increased RENT

and/or SECURITY DEPOSIT once the same have come into effect and the Tenant shall pay the Landlord such sums as shall be stated in the invoice

15A(2)(b) The Landlord's surveyors shall determine the Affected Area after completion of the Redevelopment Works. The surveyor's determination of the Affected Area shall be final and conclusive and binding on the Tenant. The costs/expense of the surveyor shall be borne by the Landlord.

15A(2)(c) Upon determination of the resurveyed area, the RENT and the SECURITY Deposit and all other payments (if any) shall be varied and adjusted accordingly. The variation and adjustment shall take effect from the date as shall be specified by the Landlord. The shortfall of the RENT and SECURITY DEPOSIT shall be paid to the Landlord within fourteen (14) days of the Landlord's notification to the Tenant. Any excess payments of the RENT and SECURITY DEPOSIT and all other payments (if any) shall be credited without interest into the Tenant's account with the Landlord and applied towards the following month's RENT and any other payments due and payable by the Tenant to the Landlord.

15A(2)(d) The Tenant shall at its sole costs cooperate fully with the Landlord during the Redevelopment Works to do such works and attend to all such matters as directed by the Landlord for the Redevelopment Works to proceed expeditiously, including but not limited to surrendering the Affected Area and/or commencing occupation of the Affected Area in accordance with such schedule as directed by the Landlord and/or removing and/or reinstating at the Tenant's sole costs such installations in the Affected Area as the Landlord deems necessary or desirable to facilitate the surrender of the Affected Area. The Landlord shall endeavour to minimise disruption to the Tenant's business but this shall not be construed to relieve the Tenant of its obligations under this sub-clause. Subject to the approval of the

Landlord and the relevant authorities, the Tenant shall carry out at its own costs and expense any Fitting-Out/Renovation Works as may be required as a result of the Redevelopment Works, and all Fitting-Out/Renovation Works shall be subject to the terms of this Lease.

15A(2)(e) The Tenant shall not hold the Landlord responsible for any interference and/or inconvenience caused (if any), arising from the Redevelopment Works and/or in relation to the Affected Area, to the Tenant, the Premises, the Tenant's business, the Tenant's customers and/or the Tenant's licensees, directly or indirectly as a result of such Redevelopment Works and/or in relation to the Affected Area.

15A(3) The Tenant further acknowledges confirms and agrees that the Tenant is aware that upon the occurrence of any of the Redevelopment Works and/or revision of boundaries of the Premises described in Clauses 15A(1) and/or 15A(2), such Redevelopment Works and/or revision of boundaries of the Premises or all or some of the premises in the BUILDING may be carried out in phases and the Tenant shall not hold the Landlord responsible for any interference and/or inconvenience caused (if any) to the Tenant, the PREMISES, the Tenant's business, the Tenant's customers and/or licensees directly or indirectly as a result of such Redevelopment Works and/or revision of boundaries.

15A(4) Without prejudice to the Landlord's rights as stated in this Clause 15A, upon the occurrence of any of the Redevelopment Works and/or revision of boundaries of the Premises, the Landlord may, in the Landlord's sole and absolute discretion, re-locate the Tenant to another premises within the PREMISES, and the lease for the re-located premises shall be on such terms and conditions (including but not limited to the RENT) as shall be determined by the Landlord. If the Tenant does not agree to the re-located premises and/or the terms and conditions for the lease of the re-located premises, this Lease shall cease and determine as provided in Clause 15A(1).

15A(5) The Tenant acknowledges confirms and agrees that the Tenant is aware that:

15A(5)(a) there may arise the occurrence of any of the

Redevelopment Works but the Landlord determines that the Redevelopment Works do not require termination of the Lease or the revision of boundaries of the Premises or for the Tenant to be relocated to another premises; and

15A(5)(b) the consequences of the Redevelopment Works such as demolition, renovation, retrofitting, refurbishment, reconfiguration or alterations or revision of boundaries to some of the premises in the BUILDING may be carried out in phases.

In such circumstances, the Tenant acknowledges, confirms and agrees with the Landlord that the Tenant shall not hold the Landlord responsible for any interference and/or inconvenience caused (if any) to the Tenant, the PREMISES, the Tenant's business, the Tenant's customers and/or licensees directly or indirectly as a result of such Redevelopment Works.

15A(6) The Tenant acknowledges, confirms and agrees that the Tenant is aware of the terms in this Clause 15A of the Lease and shall not be entitled to any compensation whatsoever from the Landlord, or make any claim whatsoever against the Landlord.

16. Landlord's Rights

16(1) The Landlord, its servants, agents and employees and/or the MANAGEMENT CORPORATION shall have the rights as set out in the Third Schedule hereto and the Tenant shall not commit any act or omission which would prevent or obstruct the Landlord, its servants, agents and employees and/or the MANAGEMENT CORPORATION from exercising such rights.

16(2) Nothing herein contained shall confer on the Tenant any right to enforce any provision relating to portions of the BUILDING demised by the Landlord to others or limit or affect the right of the Landlord in respect of any such other premises to deal with the same (including leasing or licensing any part of the COMMON AREA to such parties and on such terms as it shall deem fit) and to impose and vary such terms and conditions in respect thereof in any manner as the Landlord may think fit.

17. Power to Deal with Property Adjoining the Building

17(1) The Landlord may deal as it thinks fit with other property belonging with the Landlord adjoining or nearby and to erect or suffer to be erected on such property any buildings whatsoever whether or not such buildings shall affect or

diminish the light or air or view which may now or at any time be enjoyed by the Tenant in respect of the PREMISES.

17(2) The Landlord shall have the right at all times without obtaining any consent from or making, any arrangement with the Tenant to renovate, retrofit, refurbish or alter in any way whatsoever or change the structure, layout, building finishes, design or use of or enlarge, vary or reduce the size of the BUILDING or any part thereof (including all fixtures, fittings, machinery and apparatus therein and thereto), so long as proper means of access to and egress from the PREMISES are afforded and essential services are maintained in accordance with the lease provisions herein.

17(3) The Landlord shall have the right at all times without the same constituting an actual or constructive eviction of the Tenant, and without incurring any liability to the Tenant therefor, to change the size and type of the doors, door frames and doorways of and to the entrance to the PREMISES notwithstanding any interference or inconvenience thereby occasioned to the Tenant or any temporary derogation from any of the provisions of this Lease. Provided always that in regard to the exercise of this right the following provisions shall have effect:

17(3)(a) before commencing any works in connection with such change the Landlord shall give to the Tenant not less than seven (7) days' notice of its intention so to do;

17(3)(b) the said works shall be undertaken and completed in such a manner as to secure the least amount of interference and inconvenience to the Tenant consistent with the execution of the said works in a reasonable and practical way; and

17(3)(c) proper means of ingress to and egress from the PREMISES shall be afforded to the Tenant and essential services shall be maintained in accordance with the lease provisions herein.

18. Landlord's Option not to Accept Breach

18. Notwithstanding any breach or repudiation of this Lease by the Tenant the Landlord shall be under no obligation to accept such breach or to mitigate any damages suffered by the Landlord and this Lease shall continue for so long as the Landlord does not re-enter the PREMISES.

19. Holding Over

19. If the Tenant continues to occupy the PREMISES beyond the expiration or determination of the TERM or fails to deliver vacant possession thereof to the Landlord after the expiration or determination of the TERM, without the Landlord's acquiescence and without any express agreement between the Landlord and the Tenant, the Tenant shall do so as a monthly tenant and shall pay to the Landlord for every month of such holding over double the amount of RENTS and there shall be no renewal of this Lease by operation of law or pursuant to the provisions of this Lease. During the period of such holding over all other provisions of this Lease shall be and remain in effect. Where the Landlord has informed the Tenant in writing that it accepts the Tenant's holding over of the Lease, such tenancy shall be determinable at any time by either the Landlord or the Tenant giving the other one (1) months' notice in writing. However, nothing in this Clause 19 shall be construed as the Landlord's consent for the Tenant to hold over after the expiration or determination of the TERM.

20. Disposal of Tenant's Goods

20(1) If this Lease shall come to an end whether by effluxion of time or otherwise and the Tenant shall fail to remove any fittings, furniture or goods (which expression shall include personal property of every description) from the PREMISES forthwith, it shall be lawful for the Landlord in its discretion and without prior notice to the Tenant to sell or otherwise dispose of such fittings, furniture or goods at such times and at such prices or consideration as the Landlord shall think fit and, without prejudice to the other rights and remedies of the Landlord, the Landlord shall be entitled to keep all the sale proceeds thereof without having to account to the Tenant in respect thereof.

20(2) The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause.

21. Car Park

21(1) The Tenant may be allocated **one (1)** season car park lot in the BUILDING and if so allocated, shall pay the Landlord a monthly car parking fee of Dollars Two Hundred and Thirty Five ($235.00) for each lot, which sum shall be exclusive of GST. The car parking fee shall be subject to review by the Landlord and the MANAGEMENT CORPORATION from time to time,

and subject also to the rules and regulations for the car parks as may be laid down from time to time by the Landlord, the MANAGEMENT CORPORATION and/or other relevant authority. Nothing in such car park allocation shall be deemed a lease of the car park lots to the Tenant.

21(2) Notwithstanding anything herein contained the Landlord shall not be liable or in any way responsible to the Tenant for any injury loss or damage which may be suffered or sustained to any property or by any person in the car parks of the BUILDING howsoever occurring.

21(3) Nothing herein shall oblige the Landlord to allocate car park lots to the Tenant in the BUILDING and any allocation shall in every case be subject to current availability.

21(4) Any lot allocated by the Landlord pursuant to the provisions of this clause shall be subject to the right of the Landlord to relocate such lot at any time without assigning any reason therefor and the Tenant shall not be entitled to any compensation for any relocation of such car park lot.

22. Improvements to Premises

22(1) Without prejudice to the generality of Clause 10(37), the Tenant shall not without the prior written approval of the Landlord, the MANAGEMENT CORPORATION and the relevant authority:

22(1)(i) Install any air-conditioning, cooling system or similar apparatus of whatever nature, nor remove nor replace any fitting.

22(1)(ii) Make or permit to be made any alterations or additions that will prevent the full and unrestricted use and benefit of the air-conditioning system to portions of the BUILDING adjoining the PREMISES.

22(1)(iii) Make alterations to or interfere with the electric wiring or electric installations of the PREMISES or overload the same beyond their rated capacity.

22(2) If the Landlord and the MANAGEMENT CORPORATION shall give its written consent for the Tenant to carry out at the Tenant's own expense such alterations or additions with such materials as shall be prescribed by the Landlord and/or the MANAGEMENT CORPORATION, the Tenant shall at the Tenant's own

expense obtain all necessary planning and any other consents pursuant to the provisions of any Act of Parliament, statute, order, rule, regulation and by-law for the time being in force and requirements and notices thereunder applicable thereto and shall comply with the conditions thereof.

22(3) The Tenant shall not remove any decoration, addition or improvement to the PREMISES at any time (whether during or after the expiry of the TERM) without the prior consent of the Landlord.

22(4) All alterations, decorations, additions and improvements by the Tenant shall upon affixation become the property of the Landlord with the exception of such fixtures of the Tenant as shall be deemed in law to be the Tenant's fixtures and removable by the Tenant.

23. Reinstatement

23(1) Upon the expiration or early termination of the TERM pursuant to the provisions of this Lease, the Tenant shall surrender the PREMISES to the Landlord. Where by agreement between the Landlord and the Tenant, the Tenant takes a further term of the PREMISES commencing immediately upon the expiration of the TERM, the provisions of this Clause 23 shall only apply upon the expiration or early termination of the further term.

23(2) The Tenant shall, unless otherwise required in writing by the Landlord and notwithstanding the provision of Clause 22(4), remove or cause to be removed at the Tenant's cost and expense all or such portion of the alterations, decorations, additions and improvements whether or not made by the Tenant to the PREMISES so as to reinstate the PREMISES upon the surrender of the same, to the condition as stated in the Fourth Schedule hereto (regardless of the actual condition of handover or condition at commencement of the TERM), good, clean and tenantable state and condition and to the satisfaction of the Landlord, free from rubbish and waste material, such reinstatement to be completed prior to the expiration or termination of the TERM hereby created. PROVIDED that if the Landlord requires any decoration, alteration, improvement, addition or fittings to be retained, the Tenant shall not remove or damage the same at any time and the Tenant shall not be entitled to claim from the Landlord the costs and expenses of such decoration, alteration, improvement, addition or fittings.

23(3) If so required by the Landlord, prior to the delivery of

possession of the PREMISES back to the Landlord, the Tenant shall redecorate the PREMISES to the reasonable satisfaction of the Landlord, with two coats of good quality oil paint or emulsion paint and with wallpaper for those parts normally wall papered and other appropriate treatment of all internal parts of the PREMISES including ceiling and floor in a good workmanlike manner using suitable and appropriate materials as the Landlord may reasonably and properly require. The Tenant shall also remove all rubbish and debris from the PREMISES and the BUILDING.

23(4) If the Tenant shall fail to reinstate the PREMISES as provided in Clauses 23(2) and 23(3) the Landlord may reinstate the PREMISES and the reasonable cost and expense therefor incurred by the Landlord shall be reimbursed by the Tenant within seven (7) days of the written notice of the Landlord to the Tenant requiring payment of such moneys. The Landlord shall also be entitled to claim for the RENTS which would have been payable for the period in which it conducts the reinstatement works abovementioned, as if the said period had been added to the term of this Lease.

23(5) The Tenant shall make good or reimburse the Landlord promptly the costs of making good all damage to the PREMISES including damage to the ventilating, air-conditioning, plumbing, two-way communication system, electrical or other mechanical systems in the BUILDING caused in reinstating the PREMISES.

23(6) In addition to the other covenants herein, where so directed by the Landlord, the Tenant, at its sole costs also agrees to fulfill its reinstatement obligations under this Lease using the materials installations methods selected and/or specified by the Landlord, including materials as listed in the Landlord's "In-House Service Charges" document (as from time to time amended) regardless of whether there are similar materials available from any other source.

24. Option for Renewal

24. The Landlord shall, at the written request of the Tenant made not less than six (6) months before the expiration of the TERM hereby created, and provided that there shall not be any previous, existing breach or non-observance of any covenants and conditions on the part of the Tenant to be observed or performed under this Lease, grant to the Tenant a further term of **three (3)** years commencing on the day after the expiry of the TERM containing such covenants and provisions as may be contained in this

Lease but with no provision for further renewal, at the then prevailing market rental to be mutually agreed between the Landlord and the Tenant and with such modifications, additions and variations as the Landlord may at its discretion decide. This option to renew shall be personal to the Tenant and shall lapse and be of no effect if the Tenant does not accept the Landlord's terms for its offer to renew within fourteen (14) days of the date of the offer.

For the avoidance of doubt, where the Tenant has at any time during the term of this Lease breached any covenants of the same, notwithstanding that such breach may have been remedied, the Landlord may at its discretion on the basis of such previous breach refuse to renew the term hereunder.

25. Legal Costs

25(1) The Tenant shall bear all its own as well as the Landlord's legal costs and expenses in connection with the preparation and completion of this Lease, and the stamp duty payable in respect of this Lease.

25(2) The Tenant agrees to pay or indemnify the Landlord against:

25(2)(a) All the costs (including legal costs on an indemnity basis) fees and expenses incurred by the Landlord in consulting solicitors and/or in enforcing any provision of this Lease in the event of a breach by the Tenant of any of the provisions hereof.

25(2)(b) All costs and expenses of the Landlord's architect, engineer, surveyor and other consultants (where applicable) incurred in connection with every application made by the Tenant for any consent or approval required under this Lease whether or not such consent or approval shall be granted or given.

26. Goods and Services Tax

26. In addition to the GST and the Taxes payable in respect of the RENT and service charges, the Tenant shall also be liable for all GST and the Taxes payable in respect of all other sum(s) payable by the Tenant under this Lease and/or other agreement(s) between the Landlord and the Tenant and calculated at the rate(s) as may be imposed by the relevant authority from time to time, and the Tenant shall pay the same forthwith on demand by the Landlord or such other person(s), firm(s) or corporation(s) who has/have supplied or will be supplying the relevant goods

or services.

27. Notices

27(1) Except as otherwise expressly provided herein any notice, request demand or other communication to be given or served hereunder by one of the parties hereto to or on the other may be delivered at or sent by prepaid registered post or by facsimile transmission to the address herein specified of the other party and shall be deemed to be duly served and received:

27(1)(a) if it is delivered, at the time of delivery;

27(1)(b) if it is sent by prepaid registered post, two (2) days after posting thereof, if the address of the other party is within Singapore; or

27(1)(c) if it is sent by facsimile transmission, immediately after transmission thereof, if the transmission takes place on a business day and prior to the close of business on such a business day, otherwise the same shall be deemed to be served on the next business day.

For the purposes of this Clause, each of the parties hereto shall from time to time notify the other party in writing of an address in Singapore where such, notice, request, demand or other communication as aforesaid can be given or served. In the absence of such notification, the notice, request, demand or other communication aforesaid may be given or served at the addresses of the respective parties hereinbefore set out.

27(2) Without prejudice to the Landlord's right to serve process in any other manner permitted by law, the Tenant further irrevocably consents to the service of process by the mailing of copies thereof by prepaid post to the Tenant at the Tenant's address specified herein (or such other address in Singapore as the Tenant shall from time to time notify the Landlord in writing) and such service shall be deemed to be effective two (2) days after posting thereof.

28. Landlord's Right to Assign

28(1) The Landlord shall be entitled to assign all its rights and interest under this Lease or transfer sell dispose of or otherwise deal with its estate and interest in the BUILDING or any part thereof at any time and from time to time in the Landlord's absolute discretion PROVIDED THAT the Landlord shall ensure that the transferee takes its interest subject to this Lease and that the Landlord notifies the Tenant of such transfer.

28(2) The Tenant hereby expressly acknowledges and undertakes to the Landlord that where the Landlord assigns, transfers, sell, disposes of or deals with its right and interest in under or arising out of this Lease (including the transfer of the SECURITY DEPOSIT) or its estate and interest in the BUILDING or any part thereof, the Tenant shall be deemed to have consented to such assignment and shall accept any assignee of the Landlord as its new landlord and shall release the Landlord from all its obligations under the provisions of this Lease and in particular the obligation of the Landlord to refund the SECURITY DEPOSIT and any other sums pursuant to the terms of this Lease. Any such assignment shall bind the Tenant as if the assignee were an original party hereto in respect of the benefits and rights and/or obligations assigned to that assignee and all references herein to the Landlord shall include any such assignee as aforesaid. Where required by the Landlord, the Tenant shall enter into and execute any agreement or assignment entered into or to be entered into by the Landlord and its assignee, such agreement or assignment to be prepared by and at the expense of the Landlord.

29. Complete Agreement

29. Subject to Clause 28(2), the parties hereby agree that this Lease constitutes the entire and only agreement and no modification change or amendment of this Lease shall be binding upon the parties except by mutual express agreement in writing. Provided Always that the exercise of any discretion and/or the exercise of any power by either party where such discretion or power is conferred by the provisions herein shall not constitute or be construed as modification change or amendment of this Lease.

30. Registration of Lease and Subdivision

30. The Tenant shall not at any time register the lease hereby created at the Singapore Land Authority or at any registry, nor shall the Tenant be entitled to require the Landlord to subdivide the BUILDING or any part thereof or to do any act or thing which could result in the Landlord being required to subdivide or being deemed to have subdivided the BUILDING or any part thereof.

31. Registration of Caveat

31. The Tenant shall not during the continuance of the TERM lodge any caveat in respect of the PREMISES at the Singapore Land Authority.

32. Rights of Third Parties

32. A person who is not a party to this Lease has no right under The Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Lease.

33. Governing Laws

33(1) The laws of the Republic of Singapore shall govern the validity, performance and enforcement of this Lease.

33(2) In relation to any legal action or proceeding arising out of or in connection with this Lease ("Proceedings") the parties hereby irrevocably submit to the jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. Such submission shall not affect the right of any party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

(The rest of this page is deliberately left blank.)

AS WITNESS the hands of the parties:

SIGNED by)
for and on behalf of)
CHYAU FWU DEVELOPMENT)
(SINGAPORE) PTE LTD)
in the presence of: Jenny Lee)

Tony Huang

CHYAU FWU DEVELOPMENT (S) PTE LTD
Reg. No. 199701613W

SIGNED by Harris Lim Sin Foo, CEO)
for and on behalf of)
FAST TRACK EVENTS PTE. LTD.)
in the presence of:)

FAST TRACK EVENTS PTE LTD

Charles Lim
Manager, Colliers

(The rest of this page is deliberately left blank.)

THE FIRST SCHEDULE ABOVE REFERRED TO

The "PREMISES" referred to in Clause 3(1)

The location and boundaries of the PREMISES are shown and edged red on the plan annexed to this Lease (which plan is provided for identification purposes only and is not necessarily drawn to scale) and shall include:

1. The paint paper and other decorative finishes applied to the internal walls within the PREMISES;

2. The upper surface of the concrete floor finishes provided by the Landlord so that the lower limit of the PREMISES includes such finishes but does not extend to anything below them;

3. The ceiling finishes so that the upper limit of the PREMISES includes such finishes but does not extend to anything above them;

4. The inner half severed medially of the internal non-load-bearing walls dividing the PREMISES from other parts of the BUILDING;

5. The doors and windows and the door and window frames;

6. All additions and improvements to the PREMISES except such as they be deemed by law to be Tenant's fixtures; and

7. All the Landlord's fixtures and fittings and fixtures of every kind which shall from time to time be in or upon the PREMISES whether originally affixed or fastened to upon the PREMISES or otherwise except any such fixture installed by the Tenant that can be removed from the PREMISES without defacing the same.

THE SECOND SCHEDULE ABOVE REFERRED TO

The "rights" granted to the Tenant referred to in Clause 3(1)

1. COMMON AREA

The right for the Tenant and all persons expressly or by implication authorised by it, in common with the Landlord and all other persons having a like right

(a) Of ingress and egress to and from the PREMISES in over and along all the usual entrances landings lifts escalators and passage ways leading thereto;

(b) To use the COMMON AREA for all proper purposes in connection with the use and enjoyment of the PREMISES;

(c) To use toilets in the COMMON AREA as may be designated from time to time in writing by the Landlord and/or the MANAGEMENT CORPORATION;

(d) To use the car park lot(s) as may be allocated in writing by the Landlord and/or the MANAGEMENT CORPORATION.

2. PIPES

The right to the free passage and running (subject to temporary interruption for repair alteration or replacement) of water sewage gas electricity telephone and other services or supplies to and from the PREMISES in and through the PIPES that now serve the PREMISES presently laid in on over or under other parts of the BUILDING in common with the Landlord and all other persons having a like right.

3. SUPPORT

The right of support and protection for the benefit of the PREMISES as is now enjoyed from all other parts of the BUILDING.

4. AIR-CONDITIONING SYSTEM

The right to the use and benefit of the air-conditioning system installed in the BUILDING in accordance with the provisions of this Lease.

The air-conditioning system shall be a water-cooled chilled water system. The operating hours of the air-conditioning system is between Monday-Friday 8am-6pm and Sat 8am-1pm. The Tenant can install auxiliary air-conditioning at own cost and tap onto building's condenser water supply at $10 per hour per FCU (subject to change). The Management Corporation will take monthly meter reading from the riser.

PROVIDED that for the period after the formation of the MANAGEMENT CORPORATION, the aforesaid rights shall be subject to review by the Landlord or the MANAGEMENT CORPORATION (where applicable) and the Tenant shall perform and comply with the by-laws set out in the First Schedule to the Land Titles (Strata) Act 1967 and/or any by-laws (as the case may be) made by the Landlord or the MANAGEMENT CORPORATION (where applicable) for regulating the control, management, administration, use and enjoyment of the PREMISES, the BUILDING and the COMMON AREA.

THE THIRD SCHEDULE ABOVE REFERRED TO

The "rights" excepted and reserved by the Landlord and/or the MANAGEMENT CORPORATION referred to in Clause 2(14) and 16(1)

1. USE OF PIPES

The right to the free and uninterrupted passage and running of water sewage electricity telephone and other services or supplies from and to other parts of the BUILDING in and through the PIPES which are now or may during the TERM be in on under or over the PREMISES.

2. CONSTRUCTION OF PIPES

The right to construct or erect in on under through or over the PREMISES or repair and maintain at any time during the TERM any PIPES for the benefit of any other part of the BUILDING.

3. ACCESS

The right at all reasonable times to enter and in cases of emergency to break into and enter the PREMISES:

(a) To examine the same and to make such decorations, alterations, improvements or additions as the Landlord may deem necessary or desirable, and the Landlord shall be allowed to take all materials that may be required therefor into and upon the PREMISES without the same constituting an eviction of the Tenant in whole or in part;

(b) To inspect, repair and/or test the mechanical, electrical, fire safety systems and other facilities serving the BUILDING or the PREMISES and to conduct any exercise or acts relating to the safety, protection, preservation or improvement of the BUILDING;

(c) To inspect cleanse connect repair remove replace with others alter or execute any works whatever to or in connection with the PIPES easements or services referred to in paragraphs 1 and 2 of this Schedule;

(d) To effect or carry out any cleaning and/or maintenance of toilets which are under the purview of the Landlord and the MANAGEMENT CORPORATION provided always that in the event the Landlord and/or the MANAGEMENT CORPORATION shall require access after normal business hours in Singapore for such purposes, the Tenant shall permit the same and the Landlord and the MANAGEMENT CORPORATION shall not be responsible for the securing or locking of the PREMISES upon completion of the cleaning and/or maintenance works and without limiting the generality of Clause 13 of this Lease, the Landlord and the MANAGEMENT CORPORATION shall not be responsible for any damage to or loss of goods or property (whether belonging to the Tenant or to others) or loss damage or injury to the PREMISES howsoever caused or any consequential loss therefrom;

(e) To view the state and condition of and repair and maintain the PREMISES and the BUILDING or any part thereof where such viewing or work would not otherwise be reasonably practicable;

(f) To carry out any work or do anything whatever comprised within the Landlord's obligations in law or under this Lease;

(g) To gain access to the Air Handling Unit ("A.H.U.") room for the purpose of servicing or carrying out any repairs or works in the A.H.U. room but provided always that in the event the Landlord and/or the MANAGEMENT CORPORATION shall require access after normal business hours in Singapore for such purposes, the Tenant shall permit the same and the Landlord and the MANAGEMENT CORPORATION shall not be responsible for the securing or locking of the PREMISES upon completion of the servicing and/or repairs or works in the A.H.U. room, and without limiting the generality of Clause 13 of this Lease, the Landlord and the MANAGEMENT CORPORATION shall not be responsible for any damage to or loss of goods or property (whether belonging to the Tenant or to others) or loss damage or injury to the PREMISES howsoever caused or any consequential loss therefrom;

(h) To take schedules or inventories of fixtures and other items to be yielded up on the expiry of the TERM;

(i) To construct, alter, maintain, repair or fix anything or additional thing serving the BUILDING or the adjoining premises or property of the Landlord, and running through or on the PREMISES;

(j) To exercise any of the rights granted to the Landlord by this Lease;

(k) In connection with the development of the remainder of the BUILDING or any adjoining or neighbouring land or premises, including the right to build on or onto or in prolongation of any boundary wall of the PREMISES.

4. SCAFFOLDING

The right to erect scaffolding for the purpose of inspecting, repairing or cleaning the BUILDING notwithstanding such scaffolding may temporarily restrict the access to or use and enjoyment of the PREMISES.

5. LIGHT, AIR, SUPPORT, ETC.

The rights of light air support protection shelter and all other easements and rights now or after the date of this Lease belonging to or enjoyed by any parts of the BUILDING.

6. CHANGES TO BUILDING

Full right and liberty at any time after the date of this Lease to alter raise the height of or rebuild the BUILDING excluding the PREMISES in such manner as the Landlord and/or the MANAGEMENT CORPORATION shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the PREMISES or the passage of light, air and view to the PREMISES.

7. PREVENTION OF ACCESS

(a) Full right in the event of invasion, mob, riot, terrorism incidences, public excitement or other circumstances rendering such action advisable in the Landlord and/or the MANAGEMENT CORPORATION's opinion to prevent access to the BUILDING including closing the entrances thereto during the continuance of the same and for so long and in such manner as the Landlord and/or the MANAGEMENT CORPORATION deem necessary or appropriate.

(b) The right at all times to refuse access to the BUILDING or otherwise control such access in respect of any person whose presence in the BUILDING may in the opinion of the Landlord and/or the MANAGEMENT CORPORATION be prejudicial to the safety, character, reputation and interests of the BUILDING, its occupants or the Landlord.

THE FOURTH SCHEDULE ABOVE REFERRED TO (CLAUSE 23)

REINSTATEMENT CONDITION

	Items (#24-01)	Remarks
(a)	Keys - Main Entrance Letter Box Executive Toilet	1 no. 1 no. 1 no.
(b)	Walls - Door & Ironmongery	1 Wooden Door (1 no. of wooden panel and 1 no. of glass panels with wooden frame). 1 Back Door shall be sealed from the interior of the premises with partition wall, and all affected areas shall be reinstated to the landlord's original bare condition. Additional hardware not part of the original hand-over condition shall be removed and made good. 1 pair of door handle and ironmongery
	Windows with Blinds	1 no. (Big), 5 nos. (Small)
	Internal partition	All non-original partitions, linings (e.g. opening, bulkheads, skirting) must be removed. All surfaces must be patched, plastered and made good. Repaint with 2 full coats of white interior paint.
(c)	Ceiling - Ceiling System	Acoustic Premium Mineral Fibre ceiling system including all accessories such as T-grid, ceiling hangers, ceiling board etc. (Ceiling boards to be purchased from Landlord)
	Sprinkler Point Speaker	25 nos. 1 no.
(d)	Air-Conditioning - Centralized air-conditioning system	7 nos. of VAV box 18 nos. of supply air diffuser with flexible duct
	VRV system	Existing VRV system (condenser unit, fan coil unit, electrical cable, pipes and accessories, etc.) to be removed and made good all affected areas as per landlord's original bare condition.
(e)	Floor - Raised Floor with epoxy paint	In Good Condition

	Recessed Box for Power Socket Outlets (x 2) and Telephone Socket Outlets (x 2)	20 nos. Service Outlet Box raised floor with epoxy paint comprising 2 nos. power sockets & 2 nos. telephone sockets. Remaining raised floor panels with epoxy paint.
(f)	Electrical Fittings – Power Points Lighting Fitting Toilet Recessed Downlight Distribution Board	N.A. 22 nos. 2 nos. 0 nos. All electrical wirings and Distribution Board shall be removed up to the electrical riser and made good all affected area as per landlord's original bare condition.
(g)	Internal Pantry	Pantry cabinets and facility (water taps, pipes and accessories, basin etc.) shall be removed and made good all affected area as per landlord's original bare condition.
(h)	Others: Internal Toilet with Exhaust Fan	As-is-where-is condition (all sanitary wares, fittings and exhaust fan to be in good working condition)

Note: Attach details if more space is required

Upon the termination of the lease and unless otherwise requested by the Landlord, the Tenant shall remove at its own costs and expense all such alterations and additions to the Premises whether constructed by the Tenant or by any other party, as well as all other waste and debris, so as to restore the Premises to its original bare state and condition as specified above. Save for item (h) above which shall be delivered to the Landlord in the state and condition as at the date of termination or expiry of the lease.

THE FIFTH SCHEDULE ABOVE REFERRED TO (CLAUSE 3A(4))

TERMS AND CONDITIONS GOVERNING THE FITTING-OUT WORKS

1. The Tenant shall pay to the Landlord, a fitting-out deposit before commencement of the Fitting-Out Period. The said deposit shall be refunded by the Landlord to the Tenant without interest upon satisfactory completion of the fitting-out works.

2. The Tenant shall open an account with SP Services Ltd for the supply of electricity and water to the Premises prior to commencement of the Fitting-Out Works. In the event that the Tenant consumes any electricity and/or water from the Landlord's utilities supply, the Tenant shall pay for the same in accordance with the Landlord's notification, such notification of the Landlord as to the amount payable being binding on the Tenant.

3. The Tenant shall be responsible for the removal of debris off site and out of the Development. In the event of any default by the Tenant, the Landlord shall do so and the costs incurred thereby shall be a debt owing from the Tenant to the Landlord and shall be payable on demand.

4. The Tenant shall appoint, at his own costs, his own consultant, designer and contractors to carry out the design, co-ordination and construction of his fitting-out works PROVIDED ALWAYS that the said fitting-out works are subject to the prior approval of the Landlord.

5. The Tenant's detailed plans showing the proposed internal lay-out, and unit signage of the Premises, must be forwarded to the Landlord for the Landlord's consent and endorsement, and the same shall be submitted by the Tenant to the relevant authorities for approval in compliance with all statutory requirements, including the approval by the authorities for the permitted use, prior to the commencement of the fitting-out works. All costs relating to the obtaining of the relevant authorities approval shall be borne by the Tenant. The Tenant shall thereafter forward to the Landlord, a copy of the approval(s) of the relevant authorities.

6. The Tenant and his contractors/agents shall co-ordinate their activities with and follow the instructions of the Landlord and its agents and servants.

7. Unless consented to by the Landlord, the Tenant shall not in any circumstances commence business at the Premises during the Fitting-Out Period.

8. The Tenant shall prior to commencement of the fitting-out works, effect worker's compensation and contractor's all risks policy for such amounts as may be recommended by the Tenant's insurers and acceptable to the Landlord.

9. Unless the Lease in respect of the Premises has commenced by virtue of the provisions hereunder, the occupation of the Premises by the Tenant during the Fitting-Out Period shall be as licensee only. The Tenant's occupation of the

Premises during the Fitting-Out Period shall at all times be at the Tenant's sole risks in all respects.

10. During the Fitting-Out Period, the Tenant shall not cause any obstruction, interference, nuisance, annoyance or damage to the Landlord, their respective agents, employees, licensees, invitees and the other tenants/occupiers of the Development.

11. The Tenant agrees to pay to the Landlord, such losses and damages as the Landlord may suffer by reason of the Tenant's breach/non-compliance with the terms and conditions as provided in this Schedule.

12. The Tenant agrees to indemnify and keep the Landlord indemnified against any breach, non-observance or non-performance of any of the terms and conditions herein and any claim, actions, demands or proceedings brought by the Landlord, any tenants, occupiers or member of the public arising howsoever out of or in connection with the Tenant's fitting-out works or of any acts, omissions or negligence of the Tenant, its contractors, agent, servant, invitees, during the Fitting-Out Period and thereafter.

The Tenant shall effect an insurance policy over the plate glass and doors within the Premises for the full insurable value. The Tenant shall forward to the Landlord all insurance policies and premiums receipts effected over the plate glass and doors.

Plan of Unit #24-01 Parkview Square

This Plan is for reference of location only.


#24-01